                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     / /  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     / /  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                       PEMBRIDGE VALUE OPPORTUNITY FUND LP
                        PEMBRIDGE CAPITAL MANAGEMENT LLC
                       CRESCENDO PARTNERS II L.P. SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                 TIMOTHY E. BROG
                                  ARNAUD AJDLER
                                  JOHN J. JONES
                           TOPPS FULL VALUE COMMITTEE
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / /  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     / /  Fee paid previously with preliminary materials:

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     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

     On June 23,  2006,  the  Topps  Full  Value  Committee  (the  "Committee"),
together  with the other  participants  (as defined  below),  made a  definitive filing with the Securities and Exchange  Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2006 annual meeting of  stockholders  scheduled  to be held July 28, 2006 (the "2006  Annual
Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company").

     Item 1: The Committee delivered the following letter to the stockholders of the Company:

                           TOPPS FULL VALUE COMMITTEE
                          708 THIRD AVENUE, 22ND FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 557-6150

                                                                   June 26, 2006

Fellow Topps Stockholders:

                        IT IS TIME FOR A CHANGE AT TOPPS

     We are the Topps Full Value Committee and own 7.4% of the Company's  common stock.  Topps' Board and management  are  responsible,  in our opinion,  for the
Company's  poor  operating  performance  over the past five years and the dismal stock  performance  (the stock price is near a five year low).  If you share our dissatisfaction with the status quo, please join with us to send a clear message to the  Topps  Board and elect our  director-nominees  at the  Company's  Annual
Meeting on July 28, 2006.  The Topps Full Value  Committee  believes  that it is time for stockholders to have representatives in the boardroom who will focus on increasing stockholder value. Our director nominees are committed to:

     1.   Improve Profitability of Topps
     2.   Explore ALL Strategic Alternatives to Maximize Stockholder Value
     3.   Advocate Corporate Governance Improvements
     4.   Optimize Capital Allocation, and
     5.   Align Compensation of Management with Topps' Financial Performance

                   THE TOPPS FULL VALUE COMMITTEE IS COMMITTED
                    TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS

     Pembridge Value  Opportunity Fund and Crescendo  Partners II L.P., Series Y
are significant  stockholders of the Company.  Our interests are clearly aligned with yours. We are not interested in the perks of directorships;  rather we want to maximize the value of Topps' Shares for the benefit of all stockholders.

     If  stockholders  do not act now to  demand  that  the  Board  improve  the profitability of Topps and explore strategic alternatives to enhance stockholder value,  we will be engaged in this debate  again at this time next year.  In the meantime, our Company's significant intrinsic worth may continue to erode.

                                      -3-

               THE BOARD OF DIRECTORS HAS OVERSEEN A DETERIORATION
                     OF THE OPERATING RESULTS OF THE COMPANY

                 IN FACT, THE COMPANY HAS BEEN SO POORLY MANAGED
           THAT GROSS MARGIN IS AT A TEN-YEAR LOW WHILE SG&A EXPENSES
                AS A PERCENTAGE OF SALES ARE AT A TEN-YEAR HIGH.

     Over the last five years,  Income from Operations fell  significantly  from
$36.6 million in fiscal year 2002 to a LOSS of $2.3 million in fiscal year 2006.
This was due to a severe  decline in gross  margin,  a  substantial  increase in selling,  general and  administrative  ("SG&A") expenses and a decline in sales.
Gross  margin  declined  from 37.9% in 2002 to 32.6% in 2006  resulting in a $18 million  decline in gross profits over the period.  SG&A  expenses  increased by approximately  $23 million  from $77 million in 2002 to $100  million in 2006, a
30% increase.  As a percentage of sales,  SG&A expenses  increased from 25.7% in
2002 to 34.1% in 2006. Finally, sales declined from $300 million in 2002 to $294 million in 2006, a decline of 2%.

     Because of the Company's  financial  performance over the past year and the trend in declining  operating  margin,  the Committee has concerns  about Topps'
ability to implement a business plan that will create significant  profitability for the Company. THIS PERFORMANCE IS NOT ACCEPTABLE.  IT IS TIME FOR A CHANGE AT
TOPPS.  NOW IS THE  TIME TO ACT  BEFORE  MANAGEMENT'S  FAILED  STRATEGIES  ERODE
STOCKHOLDER VALUE FURTHER!

                         EXCESSIVE SALARY TO MANAGEMENT

     We believe that the salaries of management  should be more closely  aligned
with  the  Company's  financial  performance.   We  believe  that  the  salaries
authorized by the Topps' Board are  outrageous  given the size and the financial performance of the Company.

     Over the last three years,  Arthur T. Shorin has received an average salary of approximately  $980,000.  Over the past five years, as revenues have declined and operating  profit has vanished,  the Topps Board has continued to reward the executive management team with generous bonuses. During a recent conference call with  investors,  Mr. Shorin was asked  whether  bonuses were paid to management given the Company's poor fiscal year 2006 results.  Mr. Shorin responded that no bonuses were paid in 2006. After reviewing the Executive Compensation section of the Company's  Proxy  Statement,  the Committee was  disappointed to see that in fact Mr. Shorin received a $500,000 bonus for fiscal year 2006. Since Mr. Shorin received compensation in excess of $1 million that is not performance-based, the
Company cannot even fully deduct his compensation for tax purposes.

     In  addition,  Mr.  Shorin's  son-in-law,  Scott A.  Silverstein,  received another increase in salary despite the Company's poor operating performance.  In fact since  fiscal  year 2004,  his salary  has  increased  by 35%.  In the same two-year period, the Company's Income from Operations dropped by more than 100%.
We ask you how can these increases be justified and why is compensation not tied to the Company's performance?

                  WE BELIEVE THE BOARD OF DIRECTORS HAS FAILED
             TO ALLOCATE THE CAPITAL OF TOPPS IN AN EFFECTIVE MANNER

     Over the past five  years,  the Company has kept an average of Cash & Short
Term  Investments of $103 million,  representing  on average 35% of sales during this  period.  We believe  that Topps does not  require  this  amount of cash to

                                      -4-

conduct its operations. One of the main responsibilities of a board of directors of any company is to allocate capital properly.  Keeping such a large balance of cash  yielding an average of 2.8% during the past three years is an example,  in our opinion, of poor capital allocation.

        OUR NOMINEES ARE COMMITTED TOEXPLORE ALL STRATEGICALTERNATIVES TO
            MAXIMIZE STOCKHOLDER VALUE, WHICH INCLUDE THE FOLLOWING:

o    Explore the sale of all or part of the Company in a tax efficient manner.
o    Significantly reduce the Company's cost structure.
o    Reduce executive compensation and bonus packages.
o    Improve corporate governance practices.
o    Significant repurchase of Topps' common stock either in the open market or as part of a self-tender offer.
o    Distribute a large special dividend.
o    Allocate capital in a more efficient manner.

                 TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE,
                 AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY!

     If you have any  questions or need  assistance  voting your shares,  please call D.F. King & Co., Inc. who is assisting us in this solicitation,  TOLL FREE, at (800) 628-8532.

Thank you for your support.

Timothy Brog and Eric Rosenfeld
Topps Full Value Committee

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE TOPPS FULL VALUE COMMITTEE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
("SEC") ON JUNE 23, 2006 A DEFINITIVE  PROXY  STATEMENT  AND  ACCOMPANYING  GOLD
PROXY  CARD,  TO BE USED TO  SOLICIT  VOTES  FOR THE  ELECTION  OF ITS  SLATE OF
DIRECTOR  NOMINEES  AND CERTAIN  BUSINESS  PROPOSALS  FOR USE AT THE 2006 ANNUAL
MEETING. THE COMMITTEE STRONGLY ADVISES ALL TOPPS STOCKHOLDERS TO READ THE PROXY
STATEMENTS  AND OTHER PROXY  MATERIALS  AS THEY BECOME  AVAILABLE  BECAUSE  THEY
CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS  ARE ABLE TO OBTAIN FREE COPIES OF THE PROXY  STATEMENT  FILED WITH
THE SEC BY THE TOPPS FULL VALUE COMMITTEE THROUGH THE WEBSITE  MAINTAINED BY THE
SEC AT WWW.SEC.GOV. IN ADDITION, INVESTORS WILL BE ABLE TO OBTAIN FREE COPIES OF
THE PROXY  STATEMENT FROM THE TOPPS FULL VALUE  COMMITTEE BY CONTACTING  TIMOTHY
BROG, PEMBRIDGE CAPITAL, 708 THIRD AVENUE, NEW YORK, NY 10017 OR BY CALLING D.F.
KING & CO., INC. AT (800) 628-8532.

                                      -5-

THE PARTICIPANTS IN THE PROXY  SOLICITATION ARE PEMBRIDGE VALUE OPPORTUNITY FUND
LP, A DELAWARE LIMITED PARTNERSHIP, PEMBRIDGE CAPITAL MANAGEMENT LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  TIMOTHY E. BROG, CRESCENDO PARTNERS II, L.P., SERIES
Y, A DELAWARE  LIMITED  PARTNERSHIP,  CRESCENDO  INVESTMENTS II, LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  CRESCENDO ADVISORS LLC, A DELAWARE LIMITED LIABILITY
COMPANY, ERIC ROSENFELD, ARNAUD AJDLER AND JOHN J. JONES.

INFORMATION  CONCERNING THE PARTICIPANTS AND THEIR INTERESTS IN THE SOLICITATION
IS SET FORTH IN THE PROXY STATEMENT FILED WITH THE SEC.

                                    * * * * *
Contacts:
Timothy Brog                                 Eric Rosenfeld
Pembridge Value Opportunity fund LP          Crescendo Partners II L.P, Series Y
(212) 557-6150                               (212) 319-7676

                                      -6-